SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

      Filed by the Registrant [X]
      Filed by a Party other than the Registrant [ ]

      Check the appropriate box:

 [ ]  Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 [X]  Definitive Proxy Statement
 [ ]  Definitive Additional Materials
 [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12


                           AVONDALE INDUSTRIES, INC.
               (Name of Registrant as Specified In Its Charter)

                 Board of Directors of Avondale Industries, Inc.
      (Name of Person(s) Filing Proxy Statement if other than Registrant)


      Payment of Filing Fee (Check appropriate box):

 [X]  No fee required.
 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)    Title of each class of securities to which transaction applies:

     2)    Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth amount on which the filing fee is calculated and state how it was determined.):

     4)    Proposed maximum aggregate value of transaction:

     5)    Total fee paid:


 [ ]  Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

     1)    Amount Previously Paid:

           2)    Form, Schedule or Registration Statement No.:

           3)    Filing Party:

           4)    Date Filed:






                               Avondale Industries, Inc.
                                    5100 River Road
                              Avondale, Louisiana  70094




                            ______________________________


                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ______________________________


          TO THE SHAREHOLDERS OF AVONDALE INDUSTRIES, INC.:

               The Annual Meeting of Shareholders of Avondale Industries, Inc. (the "Company") will be held at 10:00 a.m. local time on Friday, June 12, 1998, at the main conference room on the second floor of the Company's Administration Building, 5100 River Road, Avondale, Louisiana, to elect two directors, to consider such of the three shareholder proposals described in the proxy statement as may be presented at the Annual Meeting, and to transact such other business as may properly come before the meeting or any adjournment thereof.

               Only holders of record of common stock of the Company at the close of business on April 23, 1998 (the "Record Date") are entitled to notice of, to vote at, and to attend the Annual Meeting.

               All shareholders of record on the Record Date are cordially invited to attend the meeting in person. However, if you are unable to attend in person and wish to have your stock voted, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. Your proxy may be revoked by appropriate notice to the Secretary of the Company at any time prior to the voting thereof.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                               /s/ Thomas M. Kitchen

                                                 Thomas M. Kitchen
                                                     Secretary


          Avondale, Louisiana
          April 30, 1998



                              Avondale Industries, Inc.
                                   5100 River Road
                              Avondale, Louisiana  70094

                                    April 30, 1998


                                   PROXY STATEMENT

               This Proxy Statement is furnished to the shareholders of Avondale Industries, Inc. (the "Company") in connection with the solicitation on behalf of the Board of Directors of proxies for use at the Annual Meeting of Shareholders of the Company scheduled to be held on Friday, June 12, 1998, at the main conference room on the second floor of the Company's Administration Building, 5100 River Road, Avondale, Louisiana, and at any adjournment thereof (the "Annual Meeting").

               Only holders of record of shares of common stock of the Company ("Common Stock") at the close of business on April 23, 1998 are entitled to notice of, to vote at, and to attend the Annual Meeting. On that date, the Company had outstanding 14,493,211 shares of Common Stock, each of which is entitled to one vote with respect to each matter considered at the Annual Meeting.

               The enclosed proxy may be revoked by a shareholder at any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will also be deemed revoked if the share-holder votes in person at the Annual Meeting.

               This Proxy Statement is first being mailed to shareholders on or about April 30, 1998, and the Company will bear the cost of soliciting proxies hereunder. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegraph, facsimile or e-mail. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and the Company will, upon request, reimburse them for their expenses in so acting. In addition, proxies will be solicited by Georgeson & Company, Inc., an investor relations firm that will be paid the sum of $8,000 plus its out-of-pocket expenses to assist the Company in the solicitation of proxies.

                                ELECTION OF DIRECTORS
                       (Item 1 on the accompanying proxy card)

               The Company's Articles of Incorporation and By-laws provide for a Board of Directors of six persons allocated among three classes of directors who serve three-year staggered terms, with one class elected at each annual shareholders' meeting. The term of one class of two directors expires at the Annual Meeting. Accordingly, proxies cannot be voted for more than two persons.

               Unless authority to vote for the election of directors is withheld, the persons named in the enclosed proxy will vote all shares represented by the proxies received by them for the election of each of the below-named persons who have been proposed for election by the Board of Directors. In accordance with the Company's By-laws, if any of these nominees should decline or become unable to serve for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is designated, the number of authorized directors will be automatically reduced by the total number of nominees withdrawn from consideration. Directors are elected by plurality vote.

               The following table sets forth certain information  relating to the directors of the Company and certain information concerning the beneficial ownership of shares of Common Stock by
          (i) each director and nominee, (ii) each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers of the Company as a group, all as of April 1, 1998, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Unless otherwise indicated, (i) each director has been engaged in the principal occupation shown for more than the past five years and
          (ii) the shares shown as being beneficially owned are held with sole voting and investment power.


          Proposed Nominees for Election:

                                                                         Number of
           Name, Age, Principal Occupation      Nominated                 Shares
                and Directorships in            For Term    Director   Beneficially
              Other Public Corporations         Expiring     Since        Owned(1)
           --------------------------------    ----------- ---------  -------------
           Thomas M. Kitchen, 50                  2001        1987       67,052(3)
               Corporate Vice President,
               Chief Financial Officer and
               Secretary of the Company(2)

           Francis R. Donovan, 63                 2001        1994          266(5)
                President, Designers and
                Planners, Inc.(4); Vice
                Admiral, U.S. Navy (retired)



                      The Board of Directors recommends a vote
                          FOR each of the proposed nominees.




          Other Directors and Executive Officers:

           Name, Age, Principal Occupation                             Number of
                and Directorships in              Serving                Shares
             Other Public Corporations             Term     Director  Beneficially
                                                 Expiring    Since      Owned(1)
           --------------------------------    ----------- ---------  -------------
           Albert L. Bossier, Jr., 65              2000       1985      141,104(6)
               Chairman of the Board, Chief
               Executive Officer, and
               President of the Company(2)

           Hugh A. Thompson, 63                    2000       1988        2,766(8)
               Retired(7)

           Anthony J. Correro, III, 56             1999       1988          766(10)
               Partner, Correro Fishman
               Haygood Phelps Weiss Walmsley
               & Casteix, L.L.P. (law
               firm)(9)

           Kenneth B. Dupont, 59                   1999       1987       24,392(11)
                    Corporate Vice President
                    - Commercial and Offshore
                    Programs of the
                    Company;(2)

           Edmund C. Mortimer, 63                   ---       ---         5,037(12)
                    Corporate Vice President
                    - Government Programs of
                    the Company;(2)

           R. Dean Church, 55                       ---       ---         6,342(13)
                    Corporate Vice President
                    -Chief Administrative
                    Officer of the
                    Company;(2)

           All directors and executive                                  259,804
           officers as a group (11 persons)

          ________________
          (1) None of the proposed nominees, directors or executive officers beneficially owns in excess of one percent of the Common Stock. The 259,804 shares of Common Stock beneficially owned by all of the Company's directors and executive officers as a group constitute approximately 1.8% of the outstanding Common Stock.

          (2) Messrs. Bossier, Kitchen, Dupont, Mortimer, and Church are the executive officers of the Company for whom compensation information is disclosed in this Proxy Statement.

          (3) Includes 4,462 shares allocated to Mr. Kitchen's Avondale Employee Stock Ownership Plan ("ESOP") account and 9,765 shares that he has the right to acquire under stock options that are exercisable within 60 days.

          (4) Since September 1992, Mr. Donovan has served as a consultant to various companies on maritime issues, and from November 1994 to June 1996 he was employed as Strategic Mobility Coordinator, PRC Inc., an information technology company. Since July 1996 he has served as President of Designers and Planners, Inc., a marine engineering, naval architecture and environmental planning firm.

          (5) Consists of shares Mr. Donovan has the right to acquire under stock options that are exercisable within 60 days.

          (6) Includes 8,815 shares allocated to Mr. Bossier's ESOP account and 20,870 shares that he has the right to acquire under stock options that are exercisable within 60 days.

          (7) From 1991 to 1996, Dr. Thompson was a Professor of Engineering at, and from 1976 to 1991 Dr. Thompson was the Dean of, the School of Engineering of Tulane University, from which he retired in 1996.

          (8) Includes 266 shares Dr. Thompson has the right to acquire under stock options that are exercisable within 60 days.

          (9) For more than five years prior to June 1994, Mr. Correro was a partner in the law firm of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. Mr. Correro is also a director of Campo Electronics, Appliances and Computers, Inc.

          (10) Includes 266 shares Mr. Correro has the right to acquire under stock options that are exercisable within 60 days.

          (11) Includes 3,867 shares allocated to Mr. Dupont's ESOP account and 7,321 shares that he has the right to acquire under stock options that are exercisable within 60 days.

          (12) Includes 481 shares allocated to Mr. Mortimer's ESOP account and 4,556 shares that he has the right to acquire under stock options that are exercisable within 60 days.

          (13) Includes 2,426 shares allocated to Mr. Church's ESOP account and 3,916 shares that he has the right to acquire under stock options that are exercisable within 60 days.

                                  ______________________

               During 1997, the Board of Directors held six regular meetings and one special meeting. Each director of the Company attended at least 75% of the aggregate number of meetings held during 1997 of the Board and any committees of which he was a member. Members of the Board who are not officers receive an annual fee of $12,000 and an additional fee of $1,500 for each meeting of the Board or committee thereof attended, all or a portion of which they are permitted to defer under a Directors' Deferred Compensation Plan. Deferred fees earn interest at a rate of 8.5% per annum compounded annually, and are payable in five equal installments or a lump sum upon the earliest of the director's resignation, removal, attainment of age 65, or death. The provisions of the plan, including the interest rate payable on deferred fees, may be amended at any time by the Board of Directors. In addition to the foregoing directors' fees, each director is reimbursed for expenses incurred in attending meetings, and also receives options to acquire 1,065 shares of Common Stock on the day following the annual meeting for each year that the 1997 Stock Incentive Plan remains in effect and shares of Common Stock are available for grant under such plan on such date.

               The Board has an Audit Committee, of which Messrs. Correro and Thompson are members, that coordinates communications between non-committee directors and the Company's management, independent public accountants and internal auditors with respect to financial accounting, reporting, and controls, assists the Board in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices and the sufficiency of auditing procedures relative to the Company, and ensures the independence of the Company's independent accountants, the integrity of management and the adequacy of disclosure to shareholders. The Audit Committee met twice during 1997. The Board also has a Compensation Committee, of which Mr. Donovan and Dr. Thompson are members, that determines the general compensation policies of the Company, determines the compensation to be paid to the executive officers and other employees of the Company and administers the Company's Stock Appreciation Plan and 1997 Stock Incentive Plan. The Compensation Committee met four times during 1997.

               The Board of Directors does not have a nominating committee. Any shareholder desiring to nominate persons for election to the Board must comply with the procedures set forth in the Company's Articles of Incorporation and By-laws. Such nominations must be made by written notice delivered to the Company's Secretary at its principal executive offices, 5100 River Road, Avondale, Louisiana 70094, and generally must be received no later than the close of business on the tenth day following the date on which notice of the annual meeting is mailed; provided that if notice or public disclosure of the date of the meeting is given or made to shareholders more than 55 days prior to the meeting, such nominations must be delivered to the Company's Secretary not less than 45 days nor more than 90 days prior to the meeting. The notice must include the following information with respect to each person the shareholder proposes to nominate: (i) the name, age, business address and residential address of such person,
          (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of the Company of which such person is the beneficial owner (determined in accordance with Article VA. of the Company's Articles of Incorporation), and (iv) any other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would be otherwise required, in each case pursuant to Regulation 14A under the Exchange Act. The notice must also include the following information with respect to the shareholder giving the notice:
          (i) the name and address of such shareholder and (ii) the class and number of shares of capital stock of the Company of which such shareholder is the beneficial owner (determined in accordance with Article VA. of the Company's Articles of Incorporation).


                                PRINCIPAL SHAREHOLDERS

               The following persons are, to the knowledge of the Company, the only persons that beneficially owned, as of April 1, 1998, more than five percent of the Common Stock, calculated in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

                                             Number of Shares
           Name and Address                   Beneficially        Percent of
                                                 Owned              Class
           --------------------------       ------------------   -----------
           Blanche S. Barlotta                 2,835,131(1)          19.6%
              R. Dean Church and
              Rodney J. Duhon, Jr.,
              as Trustees of the
              Avondale
              Employee Stock Ownership Trust
              P. O. Box 50280
              New Orleans, Louisiana 70150

           Mellon Bank Corporation             1,338,278(2)           9.2%
              One Mellon Bank Center
              Pittsburg,
              Pennsylvania 15258

          ____________
          (1) The right to vote shares allocated to an ESOP participant's account is passed through to the participant. There are currently no unallocated shares other than a nominal number of shares that have been forfeited by participants since January 1, 1998. Voting rights of unallocated shares are exercised by the ESOP Trustees at the direction of the ESOP Administrative Committee, the members of which are the three ESOP Trustees and two other officers of the Company, Ernest
               F. Griffin, Jr. and Eugene E. Blanchard, Jr. Investment power over the ESOP shares is exercised by the ESOP Trustees at the direction of the ESOP Administrative Committee, provided the ESOP Trustees determine such direction to be consistent with their fiduciary duties.

          (2) Based solely upon information contained in Schedule 13G filed on January 15, 1998 by Mellon Bank Corporation. Mellon Bank Corporation shares dispositive power with respect to 82,200 of the shares reported.

                                ______________________


                                EXECUTIVE COMPENSATION

          Summary of Executive Compensation

               The following table sets forth certain information regarding the compensation paid to the Company's Chief Executive Officer and to each of the four most highly compensated executive officers of the Company whose annual compensation exceeded $100,000 (collectively, the "Named Executive Officers").

                               SUMMARY COMPENSATION TABLE

                                                                       Long Term
                                                                      Compensation
                                                                      -------------
                                                     Annual            Number of
                                                  Compensation           Shares
                     Name and                    ------------------    Underlying       All Other
               Principal Positions       Year    Salary(2) Bonus      Stock Options   Compensation
             -------------------------   ----    -------- ---------   -------------   ------------
             Albert L. Bossier, Jr.      1997    $682,822 $166,475       41,739        $10,342(3)
                  Chairman of the        1996     684,821  173,870                      10,702
                  Board, Chief           1995     643,632  216,453                      10,820
                  Executive Officer
                  and President

             Thomas M. Kitchen           1997     319,480   77,891       19,529          7,610(4)
                  Corporate Vice         1996     320,415   81,351                       7,660
                  President - Chief      1995     301,152  101,277                       8,595
                  Financial Officer
                  and Secretary

             Kenneth B. Dupont           1997     239,530   58,399       14,642          7,069(5)
                  Corporate Vice         1996     240,231   60,993                       6,423
                  President -            1995     225,768   75,926                       5,785
                  Commercial and
                  Offshore
                  Programs

             Edmund C. Mortimer          1997     149,051   36,339        9,111          5,602(6)
                  Corporate Vice
                  President -
                  Government
                  Programs(1)

             R. Dean Church              1997     131,019   37,638        7,832          4,630(7)
                  Corporate Vice
                  President - Chief
                  Administrative
                  Officer(1)

            ________________

            (1)   Named an Executive Officer effective December 1, 1997.
            (2) Includes lump sum payments of 2.5% and 2.8% of salary made to all employees in 1997 and 1996, respectively.
            (3) Consists of $1,542 in medical expense reimbursement and $8,800 in group life and disability insurance premiums.
            (4) Consists of $510 in medical expense reimbursement and $7,100 in group life and disability insurance premiums.
            (5) Consists of $1,669 in medical expense reimbursement and $5,400 in group life and disability insurance premiums.
            (6) Consists of $1,402 in medical expense reimbursement and $4,200 in group life and disability insurance premiums.
            (7) Consists of $430 in medical expense reimbursement and $4,200 in group life and disability insurance premiums.


          Stock Options and Stock Appreciation Rights

               The following table sets forth certain information concerning the grant of stock options during 1997.

                                  OPTION GRANTS IN FISCAL YEAR 1997



                                            Total                           Potential
                               Percent     Options                          Realizable
                              Number of    Granted                           Value at
                                  of         to                            Assumed Rates
                              Securities  Employees                        of Stock Price
                              Underlying     in                           Appreciation for
                               Options     Fiscal   Exercise  Expiration    Option Term
               Name            Granted      Year      Price     Date         5%     10%
             ---------------- ----------  --------- --------- ---------- --------- --------
             Albert L.         27,826      10.12%   $19.625    05/23/07  $343,512  $870,258
             Bossier, Jr.      13,913       5.06%     22.94    08/04/07   200,765   508,659
             ---------------- ----------  --------- --------- ---------- --------- --------
             Thomas M.         13,019       4.74%    19.625    05/23/07   160,720   407,169
             Kitchen           6,510        2.37%     22.94    08/04/07    93,939   238,006
             ---------------- ----------  --------- --------- ---------- --------- --------
             Kenneth B.        9,761        3.55%    19.625    05/23/07   120,500   305,275
             Dupont            4,881        1.78%     22.94    08/04/07    70,433   178,449
             ---------------- ----------  --------- --------- ---------- --------- --------
             Edmund C.         6,074        2.21%    19.625    05/23/07    74,984   189,964
             Mortimer          3,037        1.10%     22.94    08/04/07    43,824   111,033
             ---------------- ----------  --------- --------- ---------- --------- --------
             R. Dean Church    5,221        1.90%    19.625    05/23/07    64,453   163,287
                               2,611        0.95%     22.94    08/04/07    37,677    95,458
             ---------------- ----------  --------- --------- ---------- --------- --------


               The following table sets forth certain information concerning the exercise of options and stock appreciation rights during 1997 and unexercised options and stock appreciation rights on December 31, 1997.


                       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                                  FISCAL YEAR-END OPTION/SAR VALUES


                                                            Number of securities         Value of Unexercised
                                   Shares                  underlying unexercised      In-the-Money/Options/SARs
                                  acquired     Value     options/SARs at 12/31/97           at 12/31/97
                Name             on exercise  realized   Exercisable Unexercisable   Exercisable  Unexercisable
          ---------------------- -----------  ---------  ----------- -------------   -----------  -------------
          Albert L. Bossier, Jr.   129,251    $839,163       20,870      20,869         $163,918     $209,994

          Thomas M. Kitchen         59,160    $506,841        9,765       9,764           76,696       98,250

          Kenneth B. Dupont         17,000    $103,675        7,321       7,321           57,499       73,668

          R. Dean Church             4,437    $ 19,385        3,916       3,916           30,756       39,405

          Edmund C. Mortimer           ---         ---        4,556       4,555           35,785       45,835

                                                          _________________________


            Pension Plans

             Messrs. Bossier, Kitchen, Dupont, Mortimer and Church participate in a qualified defined-benefit pension plan (the "Qualified Pension Plan") and a non-qualified supplemental pension plan (the "Supplemental Pension Plan"). Messrs. Bossier, Kitchen and Dupont also participate in a non-qualified executive excess retirement plan (the "Excess Retirement Plan").

             The following table reflects the aggregate annual benefits under the Qualified Pension Plan, Supplemental Pension Plan and Excess Retirement Plan that an executive officer with the years of service and average annual earnings (as calculated in accordance with the Qualified Pension Plan and Supplemental Pension Plan) indicated can expect to receive under the plans upon retirement at age 65. The benefits under the Qualified Pension Plan and the Excess Retirement Plan are not subject to reduction for Social Security but are offset by the actuarially equivalent value of the shares of Common Stock and other assets allocated to the ESOP account of each participant. This offset is not reflected in the table below.


                             Avondale Industries, Inc.
                        Estimated Annual Retirement Benefits
                        (Before Reduction for ESOP Benefits)

           Average                    Years of Service
            Annual   -------------------------------------------------------
           Earnings  15 years  20 years 25 years  30 years 35 years 40 years
           --------  --------  -------- --------  -------- -------- --------

           $150,000  $56,250   $67,500  $70,750   $90,000  $101,250 $112,500
            200,000   75,000    90,000  105,000   120,000   135,000  150,000
            250,000   93,750   112,500  131,250   150,000   168,750  187,500
            300,000  112,500   135,000  157,500   180,000   202,500  225,000
            350,000  131,250   157,500  183,750   210,000   236,250  262,500
            400,000  150,000   180,000  210,000   240,000   270,000  300,000
            450,000  168,750   202,500  236,250   270,000   303,750  337,500
            500,000  187,500   225,000  262,500   300,000   337,500  375,000
            550,000  206,250   247,500  288,750   330,000   371,250  412,500
            600,000  225,000   270,000  315,000   360,000   405,000  450,000
            650,000  243,750   292,500  341,250   390,000   438,750  487,500
            700,000  262,500   315,000  367,500   420,000   472,500  525,000
            750,000  281,250   337,500  393,750   450,000   506,250  562,500
            800,000  300,000   360,000  420,000   480,000   540,000  600,000
            850,000  318,750   382,500  446,250   510,000   573,750  637,500
            900,000  337,500   405,000  472,500   540,000   607,500  675,000
            950,000  356,250   427,500  498,750   570,000   641,250  712,500


           Compensation covered by the plans consists of salary, bonus and an automobile allowance. Covered compensation for Messrs. Bossier, Kitchen, Dupont, Mortimer and Church equals the amount reported in the Summary Compensation Table under the heading "Annual Compensation" plus the automobile allowance. Messrs. Bossier, Kitchen, Dupont, Mortimer and Church have 41, 20, 34, 9 and 32 years of service, respectively, under each of the plans.

        Employment and Change of Control Agreements

           The Company has entered into Employment Agreements and Change of Control Agreements with each of the Named Executive Officers. The Employment Agreements provide for base salaries and for annual bonuses as determined by the Board of Directors. Under the Employment Agreements, base salaries may be increased but not decreased by the Board. The Employment Agreements expire on December 31, 2000. After December 31, 2000, the employment of each executive officer continues from year to year, subject to the right of the Company or the employee to terminate such employment without cause at December 31, 2000 or on any subsequent December 31 (a "normal termination date"), by giving at least 60 days prior written notice to the other. Termination of employment that is properly effected by either party with respect to a normal termination date is not a breach of the Employment Agreement.

           Under the Employment Agreements, if the employment of an executive officer is terminated by the executive officer for certain specified reasons or by the Company (at any time other than a normal termination date) for any reason other than cause (as defined therein), the executive officer is entitled to a lump sum severance payment equal to three times the sum of his annual salary and annual bonus, which amount is reduced if the executive officer's employment is terminated after age
        62. The severance benefits payable under the Employment Agreements also include the continuation of health and insurance benefits, and supplemental lump sum pension benefits. These supplemental pension benefits are based upon compensation and are reduced by benefits earned under the Qualified Pension Plan. If supplemental pension benefits are paid as part of an executive officer's severance benefits under an Employment Agreement, benefits otherwise payable to him under the Excess Retirement Plan are reduced.

           Each of the Named Executive Officers is also a beneficiary of a Change of Control Agreement with the Company. The agreements provide for the payment of certain benefits upon an involuntary or constructive termination of the officers' employment, except for cause, within three years following a change of control. Benefits payable under the change in control agreements include (i) a cash payment in an amount equal to three times salary plus bonus, (ii) continued health and life insurance benefits for three years after termination, (iii) a cash payment in the amount of the value of the additional benefits that the officer would have become entitled to under the Pension Plan if he had been employed for an additional three years, (iv) accelerated vesting and payout under the Company's supplemental retirement plans and (v) a "tax gross-up" if excise taxes are imposed upon certain payments received by the officers. To the extent payments are made under these change of control agreements, no severance payments will be made under the Employment Agreements.

        Compensation    Committee    Interlocks   and   Insider
        Participation

             The members of the Compensation Committee of the Board of Directors are Dr. Thompson and Mr. Donovan, neither of whom is, or was formerly, an officer or employee of the Company or any of its subsidiaries, nor has or has had any other significant relationship with the Company. No executive officer of the Company served in the last fiscal year as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company.

        Compensation Committee Report on Executive Compensation

             The Compensation Committee (the "Committee") of the Board of Directors furnished the following report with respect to compensation paid to the executive officers of the Company in 1997:

             Under the By-laws of the Company, the Committee, which is required to be made up of outside independent directors, determines the general compensation policies of the Company, determines the compensation to be paid to the executive officers and other employees of the Company and administers the Company's Stock Appreciation Plan and 1997 Stock Incentive Plan.

             As disclosed under the heading "Executive Compensation - Employment and Change of Control Agreements," each of the Company's executive officers has an employment agreement with the Company that may not be terminated prior to December 31, 2000 and that provides among other things, that the Board of Directors has only the authority to increase, and not decrease, each executive officer's base salary as compared to the amount paid during the immediately preceding year. The decision by the Committee in December 1997 to extend the contracts with Messrs. Bossier, Kitchen and Dupont and to enter into Employment Agreements with the other executive officers recognized such persons' significant contributions to the improvement in the Company's financial position and performance during 1997, evidenced by the Company's record income before taxes, the expansion of the commercial shipbuilding business, continued strong earnings and the substantial increase in shareholder value during 1997. The Committee also believes that the extension of the Employment Agreements will assure that the Company will continue to benefit from this management group's experience in order to meet future challenges and opportunities in the shipbuilding industry.

             Compensation paid to the executive officers during 1997 essentially consisted of four components, annual salary, a lump sum payment of 2.5% of salary made to all employees, a performance-based cash bonus payable pursuant to a Management Incentive Plan adopted by the Committee in early 1995 in which the executive officers participate and stock option grants. The performance-based bonuses paid to the executive officers were calculated as a percentage of base salary in accordance with a formula established by the Committee at the beginning of 1997. The formula for 1997 was based on the Company achieving certain targets with respect to the following criteria (in order of weight given by the Committee): operating profit less interest charges, major contract profit estimates at completion, direct man hour estimates at completion, and operating costs incurred in completing the major contracts. The formula called for the bonus to be earned by the executive officers in increments of 1% of their base salary based on their degree of success in achieving these goals. It was anticipated that if all of the targets established at the beginning of 1997 were achieved that the bonuses payable to the executive officers would have been 25% of their respective base salaries. Application of the formula resulted in a bonus paid of 24.86% of their respective base salaries. For future years, the Committee may establish different performance goals, criteria and formulas for calculation of the bonus.

             At the Company's 1997 annual meeting, the shareholders overwhelmingly approved a new stock incentive plan under which stock options and various other stock based incentives may be granted to key personnel. In 1997, the Committee granted stock options to each of the executive officers, reflecting the Committee's goal of strengthening the relationship between executive compensation and increases in the market price of the Common Stock, thereby better aligning the executive officers' financial interests with those of the Company's shareholders. The size of the option grant to each officer was tied to salary level, with the intention being to create greater opportunities for stock ownership for those officers with greater responsibilities and duties. The Committee also considered information furnished by its consultants regarding stock option practices among comparable companies and overall Company performance.

             Under Section 162(m) of the Internal Revenue Code,
        publicly held companies may be prohibited from deducting as compensation expense for federal income tax purposes total compensation paid in a single year to certain executive officers that is in excess of $1 million. No executive officer was paid compensation in 1997 that reached the $1 million threshold. Compensation that qualifies as "performance-based" compensation under Section 162(m) is excluded from the $1 million limit. The stock options granted to executive officers have been structured to be "performance-based," such that any gains realized upon the exercise of such options will not be counted toward the $1 million limit. When making its future compensation decisions, the Compensation Committee intends to consider the effects of Section 162(m) on the Company.



              Hugh A. Thompson              Francis R. Donovan


        Performance Graph

             The  graph  and  corresponding table below compare
        the cumulative total shareholder return on the Company's Common Stock from December 31, 1992 to December 31, 1997 with the cumulative total return on a NASDAQ index and a peer group index, in each case assuming the investment of $100 on December 31, 1992 at the closing price on that date and reinvestment of dividends. Through December 31, 1996, the peer group index consisted of Bethlehem Steel Co., General Dynamics Corp., Litton Industries, Inc., McDermott International Inc., Tenneco Inc., Todd Shipyards Corp. and Trinity Industries Inc., and the returns of each issuer were weighted according to its stock market capitalization at the beginning of each period for which a return is indicated. For 1997, Bethlehem Steel has been eliminated because it has terminated shipbuilding operations, and Halter Marine Group and Newport News Shipbuilding Inc. have been added as they represent the newly created shipbuilding operations which have been spun off by Trinity Industries Inc. and Tenneco, respectively.




                         [Performance Graph Omitted]






                                  Cumulative Total Shareholder Return
                                             December 31,
                       -----------------------------------------------------
         Index           1992       1993    1994    1995    1996     1997
                       ---------   ------  ------  ------  -------  --------

         The Company    100.00     310.53  326.32  610.53   905.26  1250.00

         Peer Group     100.00     159.30  143.67  174.72   195.84  264.50

         NASDAQ         100.00     119.95  125.94  163.35   202.95  248.30
                       -----------------------------------------------------



                               CERTAIN TRANSACTIONS

             The law firm of Blue Williams, L.L.P., of which a son of Mr. Albert L. Bossier, Jr., a director and the chief executive officer of the Company, is one of the partners, was paid $855,756 in 1997 by the Company for legal services rendered.

             SECTION   16(a)   BENEFICIAL  OWNERSHIP  REPORTING
        COMPLIANCE

                Section 16(a) of the Exchange Act requires the Company's directors, executive officers and 10% shareholders to file with the Securities and Exchange Commission initial reports of beneficial ownership, and changes in beneficial ownership, of the Common Stock of the Company. Three officers and directors of the
        Company and three members of the administrative committee of the Company's ESOP exercised stock appreciation rights during 1997. These exercises were required to be reported currently on Form 4, but were not reported until the end of the year on Form 5. Albert L. Bossier, Jr., an officer and director, was delinquent in filing one Form 4 to report one stock appreciation right exercise; Thomas M. Kitchen, an officer and director, was delinquent in filing two reports on Form 4 to report two stock appreciation right exercises; Kenneth B. Dupont, an officer and director, was delinquent in filing one report on Form 4 to report one stock appreciation right exercise; and Ronald D. Church, Ernest F. Griffin, Jr. and Eugene E. Blanchard, all members of the administrative committee of the ESOP, were each delinquent in filing one report on Form 4 to report one stock appreciation right exercise. Two other members of the ESOP administrative committee, Rodney J. Duhon, Jr. and Blanche Barlotta, were each delinquent in filing a report on Form 4 of one sale of shares of Company Common Stock that each received as a distribution from the ESOP, following retirement.

                              SHAREHOLDER PROPOSALS
                    (Items 2-4 on the accompanying proxy card)

                Set forth under this heading are three shareholder proposals, all of which are unanimously opposed by the Company's Board of Directors. As noted in further detail below all of these proposals were submitted to the Company pursuant to Rule 14a-8 of the Exchange Act, and therefore, in accordance with such rule, each of those proposals is set forth in full below and is accompanied by the proponent's statement in support thereof. Your Board of Directors unanimously recommends a vote AGAINST each of the shareholder proposals.

        STATEMENT BY THE BOARD OF DIRECTORS IN
        OPPOSITION TO ALL THREE SHAREHOLDER PROPOSALS

                The proposals submitted under Rule 14a-8 (the "Rule 14a-8 Proposals"), and the statements in support thereof, were submitted by three individuals, Messrs. Angus Fountain, Steve Rodriguez and Roger McGee, Sr., each of whom holds his shares of the Company's Common Stock as a participant in Avondale's ESOP. All three of the proposals submitted for the 1998 Annual Meeting are substantially identical to proposals submitted by the same nominal proponents for the 1995, 1996 and 1997 Annual Meetings (and two of them are also substantially identical to proposals submitted by a "Shareholders Committee" for the 1994 Annual Meeting), and all were rejected by the Company's shareholders at the 1994,
        1995, 1996 and 1997 Annual Meetings. The Board believes that, as in prior years, the submission of these three proposals is a continuation of the "corporate campaign" waged against the Company by the United Brotherhood of Carpenters and Joiners of America (the "UBC") and its affiliate, the Metal Trades Department, AFL-CIO (the "AFL-CIO", and collectively with the UBC, the "Union"), and follows upon similar campaigns sponsored by the Union during the Company's last four Annual Meetings.

                The Board of Directors unanimously opposes each of the three shareholder proposals that is described below. The specific "corporate governance" reasons for the Board's opposition to these proposals are set forth under the heading "Board of Directors' Statement in Opposition" that follows each of the proposals. Each of these proposals attempts to undermine the authority of the Board of Directors to manage the Company, and thereby diminish the ability of the Board to deal resolutely with the Union. The Board believes that it is the Union's hope that success in obtaining support for any of the three proposals will demonstrate a lack of confidence by the Company's shareholders in the Board of Directors and Avondale's management.

                It is apparent to your Board of Directors that the proposals and the Union's corporate campaign are not in any sense motivated by a legitimate desire to advance the best interests of the Company's shareholders. Instead, the Union's tactics are a misguided effort to pressure management to accede to the Union's demands as well as to give to the Company's employees the appearance that the Union is actively working on their behalf. The Board of Directors asks for your vote against each of the three shareholder proposals in order to discourage the Union from continuing to employ its abusive tactics. However, in addition to objecting to these proposals because the Board believes they are Union-sponsored, the Board of Directors and management also believe that each of the proposals should be rejected by the shareholders for the reasons set forth under the Company's specific "Statements in Opposition" which immediately follow each of the three proposals and the proponent's statement in support thereof.

        SHAREHOLDER PROPOSALS

                The following three shareholder proposals were submitted by Messrs. Angus Fountain, Steve Rodriguez and Roger McGee, Sr., respectively, each of whom has notified the Company that he is the beneficial owner of more than $1,000 of the Company's Common Stock and intends to remain a beneficial holder of these shares through the date of the 1998 Annual Meeting. Information regarding the addresses of each of these shareholders will be furnished by the Company to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request therefor. For the reasons set forth in its Statement in Opposition above and its individual Statements in Opposition immediately following each proposal, none of these proposals is supported by the Board of Directors and the Board of Directors unanimously urges you to vote AGAINST each of the three proposals.

        A.      Shareholder   Proposal   Regarding  Shareholder
                Rights Plan
                (Item 2 on the accompanying Proxy Card)

                The resolution submitted by Mr. Fountain is as follows:

                     RESOLVED:    That   the  shareholders   of
                Avondale Industries, Inc. ("Company") urge the Board of Directors to redeem the rights issued pursuant to the Stockholder Protection Rights Plan (unilaterally adopted by the Board of Directors on September 26, 1994) unless a majority of voting shares approve of these rights at a meeting of shareholders held as soon as is practical.

        Shareholder's Supporting Statement

                This proposal received a near majority of the vote last year. Avondale's Stockholder Protection Rights Plan, commonly referred to as a "poison pill," is an extremely powerful anti-takeover device that effectively prevents a buyout or replacement of the board of directors without the prior approval of the incumbent board of directors. The purpose of
        Avondale's "poison pill" is to force shareholders interested in purchasing the Company to negotiate with the board of directors instead of making a tender offer directly to shareholders that would allow them to receive an above-market price in exchange for their shares.

                Under Avondale's Stockholder Protection  Rights
        Plan, the board of directors may designate a shareholder owning 15% or more of the Company's stock a "hostile bidder" and trigger the "poison pill." Once triggered, all shareholders, except the shareholder designated a "hostile bidder," can purchase one new share at half the market price for each share previously owned. Triggering a "poison pill" would largely deplete the retained earnings of the Company and reduce the value of the potential bidder's investment in Avondale by half. It is this draconian financial penalty that forces a potential bidder to negotiate with the board.

                We  believe  "poison   pills"   hurt  long-term
        shareholder value in two ways:

                1. We believe a "poison pill" is a powerful anti-takeover defense that makes it extremely difficult to replace a board of directors and senior management team whose performance is deemed inadequate by shareholders.

                2. We believe "poison pills" force potential buyers to work through the board, making it more difficult to prepare an offer to shareholders. We believe this added obstacle reduces the probability that a potential buyer will make an offer to shareholders to buy the Company.

                We strongly believe that it is the shareholders (who are the owners of the Company), not the directors and managers (who merely act as agents for the owners), who should have the right to decide what is or is not a fair price for their shareholdings. "Poison pills" take this decision away from shareholders by forcing potential acquirers to negotiate with management through the threat of severe dilution.

                In  the  past five years, precatory shareholder
        proposals to redeem or allow shareholder votes on "poison pills" have received majority support at over two dozen U.S. publicly-traded companies including Advanced Micro Devices, Community Psychiatric Centers, Intel, Ryder and Wellman. Furthermore, since 1990 Philip Morris, Time Warner, United Technologies, Lockheed and La Quinta Inns have voluntarily redeemed their "poison pills." None of these companies have experienced coercive or abusive takeover tactics after the redemption of the "poison pills."

        Board of Directors' Statement in Opposition

                The Board preliminarily notes that, of the total number of outstanding shares of the Company's
        Common Stock, less than 38% voted in favor of this proposal at the 1997 Annual Meeting.

                The Company's Shareholder Protection Rights Plan (the "Rights Plan") is intended to protect the interests of the Company and all shareholders. The Rights Plan is designed to protect against attempts to acquire the Company for an inadequate price and other abusive practices that do not treat all shareholders equally. Because the federal securities laws do not require a shareholder vote on cash tender offers, prior to the development of rights plans it was commonplace for acquirors to structure their acquisitions as coercive two-tiered takeover bids where shareholders had little choice but to sell or risk receiving an even lower price from the acquiror in the second step of the transaction. Such practices can, and are often intended to, pressure shareholders into tendering their shares prior to realizing the full value of such shares. Rights plans are intended to correct this flaw by strengthening a company's (and therefore its shareholders') negotiating power and allowing time for other bidders to surface. The Rights Plan creates an incentive for a potential acquiror to negotiate in good faith with the Board. The Rights Plan does not prevent unsolicited, non-abusive offers to acquire the Company at a fair price. The Rights Plan merely strengthens the ability of the Board to discharge appropriately its fiduciary responsibilities to the Company's shareholders by providing the Board with the opportunity to evaluate the fairness of any unsolicited offer and the credibility of the bidder. Of course, in deciding whether to redeem the rights in connection with any unsolicited offer, the Board will be bound by its fiduciary obligations to act in the best interests of the Company and its shareholders.

                The Board of Directors adopted the Rights Plan in September 1994 following its review of comprehensive analytical materials presented to the Board by a well-regarded independent investment banking firm and special outside legal counsel and a face-to-face presentation made by such investment banking firm and legal counsel to the Board. Based on such review and the respective advice of such firms, the Board believes that the adoption and continuing existence of the Rights Plan is in the best interests of the Company and shareholders and will not deter a suitably-financed offer that is made at a fair price to all shareholders. According to a study released by Georgeson & Company Inc. in November 1997, shareholders of companies with poison pills received $13 billion in additional takeover premiums during the five year period from 1992 to 1996 and shareholders of companies without poison pills surrendered up to $14.5 billion in potential value. The study also found that (i) premiums paid to target companies with poison pills averaged 8% higher than premiums paid for target companies without poison pills, (ii) the presence of a poison pill did not increase the likelihood of the defeat of a hostile takeover bid nor the withdrawal of a friendly bid, and
        (iii) poison pills did not reduce the likelihood that a company would become a takeover target.

                More than 1,000 U.S. corporations, including other companies engaged in businesses similar to the Company's, have adopted shareholder protection plans similar to the Rights Plan, including Western Atlas, Inc., Litton Industries Inc., McDermott International Inc., McDonnell Douglas Corporation, Reebok International, Inc., Philip Morris Companies Inc., Georgia Pacific Corporation, General Dynamics Corporation, Lockheed Corp., Martin Marietta Corporation, Tenneco, Inc. and Walt Disney Co.

                Under   Louisiana  law,  the  Board   has   the
        responsibility to manage and direct the Company's business and affairs, and the Board believes that the adoption of the Rights Plan was a valid and proper exercise of that responsibility. The Board believes that the decision to redeem the rights should be made in the context of a specific acquisition proposal. To do so at this time would be to deny the Company's shareholders protection in the event of an unsolicited offer and, in the Board's view, potentially reduce the long-term value for all shareholders.

                The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

        B.      Shareholder   Proposal  Regarding  Confidential
                Voting
                (Item 3 on the accompanying Proxy Card)

                     The resolution  submitted by Mr. Rodriguez
                is as follows:

                     RESOLVED:   To  amend   Section   2.7   of
                Avondale Industries, Inc.'s ("Corporation") by-laws by adding the following language after the existing language:

                     The  voting  of  all proxies, consents and
                authorizations be secret, and no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Corporation's state of incorporation. Further, the receipt, certification and tabulation of such votes shall be performed by independent election inspectors.

        Shareholder's Supporting Statement

                It is the proponent's belief that it is vitally
        important that a system of confidential proxy voting be established at our Corporation. Confidential balloting is a basic tenet of our political electorial process that ensures its integrity. The integrity of corporate board elections should also be protected against potential abuses given the importance of corporate policies and practices to corporate owners and our national economy.

                The implementation of a confidential voting system would enhance shareholder rights in several ways.

                First, absent confidential voting, incumbent managers and directors have the power to review incoming proxies prior to a tabulation of votes and resolicit proxies from shareholders voting against management. Independent board candidates and shareholders submitting advisory proposals or by-law changes are not allowed to see proxy votes. This non-confidential system provides an unfair advantage to incumbents.

                Second, in protecting the confidentiality of the corporate ballot, shareholders would feel free to oppose management nominees and issue positions without fear of retribution. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

                Finally, it is our belief that the enhancement of the proxy voting process would change the system where too often shareholders vote "with their feet," not with their ballots. This change would help to develop a long-term investment perspective where corporate assets could be deployed, and used in a more effective and efficient manner.

                Confidential voting is gaining popularity. Approximately 156 major U.S. publicly-traded companies had adopted confidential proxy voting procedures for corporate elections. The list of Fortune 500 companies with confidential voting includes AT&T, US West, American Express, American Brands, Coca Cola, CitiCorp, Gillette, Exxon, Sara Lee, JP Morgan, Bear Stearns, General Electric, General Mills, General Motors, Colgate-Palmolive, American Home Products, Honeywell, Avon Products, 3M, Du Pont, Boeing, Lockheed, Rockwell International, Amoco, Mobil, Eastman Kodak, IBM, Xerox and many others. It's time for our Corporation to do the same.

                For the reasons outlined above, we urge you to VOTE FOR THIS PROPOSAL.

        Board of Directors' Statement in Opposition

                The Board of Directors believes that a confidential voting policy would limit the effectiveness of the proxy solicitation process as a communication tool for both management and shareholders without significantly adding to the confidentiality already available to shareholders through the use of nominee ownership.

                A confidential voting policy would greatly hinder the Company's ability to contact shareholders during the proxy season. When an issue critical to the success of the Company is involved, the Board needs to be informed of shareholder opinions so that they may argue effectively for a position that they believe is in the best interest of the Company and its shareholders. Especially in the case of a contested election, the party conducting the solicitation may not be acting in the best interest of all shareholders, though such party would have the ability to communicate with other shareholders with few restrictions. In addition, the Company may need to contact shareholders who have not returned their proxies to assure a quorum, or to contact those whose proxy cards contain errors or deficiencies so that such shareholders may correct their proxies and cast their votes as intended.

                A  confidential  voting   policy   would   also
        effectively eliminate a convenient, cost-efficient method for shareholders to communicate with the Company. Many shareholders use the proxy card with its postage-prepaid return envelope to communicate with the Company on various matters of concern to them, such as changes of address, or lost or stolen stock certificates, as well as matters relating to the Company's business. These shareholders, at least, intend and expect the Company to be able to identify them from the proxy card. The Company appreciates all opportunities to communicate with its shareholders.

                The Board believes that the Company's existing proxy solicitation system protects the interests of both those shareholders who desire anonymity and those who wish to be identifiable. Under the Company's existing proxy solicitation system, shareholders who wish to keep their votes confidential can register their shares in the name of a nominee, such as a bank, stockbroker or other fiduciary. Since nominee holders do not disclose the names of beneficial owners without permission, confidentiality is assured. Thus, shareholders can choose whether their votes will be identifiable, rather than having this decision imposed on them by a confidential voting policy.

                Additionally, employees who own shares through the ESOP already vote confidentially, with their votes tabulated by an independent auditing firm. The participant's voting cards are returned directly to the auditing firm and no information regarding how individual participants vote is provided to the Company's management. Employees can place non-ESOP shares in the name of a nominee if they desire confidentiality as to those shares as well.

                More than 80% of the Company's shareholders currently enjoy confidential voting because they own common stock through the ESOP or use a nominee form of stock ownership. As noted above, if confidential voting is important to the remaining shareholders, who hold less than 20% of the outstanding shares, they can choose to register their shares in the name of a nominee.

                The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

        C.      Shareholder     Proposal     Regarding    Board
                Declassification

                (Item 4 on the accompanying Proxy Card)

                The resolution submitted by Mr. McGee, Sr., is as follows:

                     RESOLVED:    To   amend  Section  3.3   of
                Avondale Industries, Inc.'s  ("Company") bylaws
                by   replacing  existing  language   with   the
                following:

                     All directors shall stand for election annually.

        Shareholder's Supporting Statement

                Avondale Industries currently divides its board into three classes. Each class of directors has three year terms and the terms are staggered so that only one-third of the board of directors is elected at any given time.

                The election of corporate directors is the primary avenue in the American corporate governance system for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are very disturbed by our Company's current system of electing only one-third of the board of directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

                Concerns that the annual election of all directors would leave our Company without experienced Board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

                Most alarming is that the staggered Board can help insulate directors and senior executives from the consequences of poor performance by denying shareholders the opportunity to replace an entire Board which is pursuing failed policies. Regardless of whether you believe the current Board and management team is performing satisfactorily or not, we believe it is clearly in the best interest of the Company and its shareholders that a process be in place that allows shareholders to take definitive action if they believe the Board is failing to realize the full potential of the Company's assets.

                We believe that allowing shareholders to annually register their views on the performance of the Board collectively and each director individually is one of the best methods to insure that our Company will be managed in the best interests of the shareholders.

                We urge you to VOTE FOR THIS RESOLUTION.

        Board of Directors' Statement in Opposition

                The Board notes that this provision of the Company's Articles of Incorporation was approved by the Company's shareholders in 1990 when they voted upon the re-incorporation of the Company in Louisiana. The Board believes the election of directors by classes is advantageous to the Company and its shareholders because it enhances the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board, a stability that has been fundamental in the Company's restored financial health. A stable, experienced Board permits more effective long-term strategic planning. A classified board also helps the Company to attract and retain prominent and well-qualified individuals who are able to commit the time and resources to understand the Company and its operations, which creates long-term value for the shareholders.

                Board classification also makes it more likely that a potential acquiror of the Company would offer a full and fair price to the shareholders because a classified board makes it more difficult for any person seeking to acquire control of the Company to initiate such action through a surprise proxy contest designed to result in a change of control of the Company in a single election, without fairly compensating the Company's shareholders. The classified board does not preclude unsolicited acquisition proposals but, by eliminating the threat of imminent removal, puts the incumbent Board in a position to act to maximize value to all shareholders. In addition, the Board does not believe that directors elected for staggered terms are any less accountable to shareholders than they would be if elected annually, since the same standards of performance apply regardless of the term of service.

                Stability and continuity at the Board level also permits the Board to represent more effectively the interests of all shareholders, including responding to circumstances created by demands or actions of a single shareholder or a small group of shareholders. The Board believes that a classified board benefits the Company, its shareholders and all who do business with it by providing consistency and continuity of corporate policy, while at the same time, through annual elections in which a third of the Board is elected each year, giving shareholders a regular opportunity to renew and reinvigorate corporate decision making.

                Finally, the Board notes that this provision is contained not only in the Company's By-laws but also in its Articles of Incorporation and that the shareholder proposal, by seeking only an amendment to the Company's By-laws, would result in a direct conflict between the Company's Articles of Incorporation and By-laws which
        would  be  unlawful  under   the   Louisiana   Business
        Corporation Law.

                The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

                                  OTHER MATTERS

        Quorum and Voting of Proxies

                The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum. If a quorum is present,

                     (a)  directors    will   be   elected   by
        plurality vote;

                     (b)  the Shareholder  Proposals  proposing
        amendments to the Company's By-laws with respect to:

                          (i)  Confidential  Voting  (Item  3);
                               and

                          (ii) Board Declassification (Item 4)

        must receive the affirmative vote of 80% of the total outstanding shares of Common Stock; and

                     (c)  (i)  the  Shareholder Proposal urging
                               the Board of Directors to redeem
                               the  Shareholder   Rights   Plan
                               (Item 2); and

                          (ii) any   other   matters   properly
                               brought before such meeting

        must receive the approval of a majority of the shares of Common Stock present or represented at the Annual
        Meeting.

                If a quorum is not present, those shareholders present may adjourn the meeting to such time and place as they may determine; however, with respect to the election of directors, the meeting may be adjourned only from day to day until such directors are elected. Those shareholders who attend the second of such adjourned meetings will constitute a quorum for the purpose of electing directors.

                All proxies in the form enclosed that are received by the Board of Directors will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named above and against each of the three shareholder proposals.

                Shares as to which proxy authority to vote for any nominee for election as a director is withheld by a shareholder and shares that have not been voted by brokers who hold shares on behalf of the beneficial owner ("broker non-votes") will not be counted as voted for any affected nominees, or any of the Shareholder Proposals. With respect to each of the Shareholder Proposals identified as Items 3 and 4, that require the affirmative vote of 80% of the outstanding Common Stock in order to be adopted, abstentions and broker non-votes will have the effect of a vote against the proposal, and with respect to the Shareholder Proposal identified as Item 2 and any other matter other than the election of directors that is properly before the Annual Meeting, abstentions will have the effect of a vote against the proposal and broker non-votes will be counted as not present with respect to the proposal and therefore will not have an effect on the outcome of the vote with respect to such proposals.

                The Board of Directors does not know of any matters to be presented at the Annual Meeting other than the election of directors, and the three Shareholder Proposals. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

        Independent Public Auditors

                The Board of Directors has appointed Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ended December 31, 1998. Deloitte & Touche LLP and its predecessors have served as the Company's auditors since 1987. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions.

        Shareholder Proposals for 1998 Annual Meeting

                Any shareholder who desires to present a proposal qualified for inclusion in the Company's proxy materials relating to the 1999 annual shareholders' meeting must forward the proposal to the Secretary of the Company at the address shown on the first page of this Proxy Statement in time to arrive at the Company prior to December 31, 1998. The Company's By-laws also require any shareholder who desires to present a proposal before the 1999 annual shareholders' meeting to notify the Secretary of the Company of such intent no later than December 31, 1998.



                                BY  ORDER OF THE BOARD OF DIRECTORS


                                    /s/ Thomas M. Kitchen

                                         Thomas M. Kitchen
                                            Secretary


        Avondale, Louisiana
        April 30, 1998



                          AVONDALE INDUSTRIES, INC.
                            POST OFFICE BOX 50280
                          AVONDALE, LOUISIANA  70150

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AVONDALE INDUSTRIES, INC.

        The undersigned hereby appoints Eugene K. Simon, Jr., Kenneth G. Myers, Jr. and Ronald E. Bailey, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Avondale Industries, Inc. held of record by the undersigned on April 23, 1998 at the annual meeting of shareholders to be held on June 12, 1998, or any adjournment thereof.

-------------------------------------------------------------------------------
                                COMPANY PROPOSALS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR BOTH OF THE NOMINEES LISTED BELOW:

1.   Election of Directors

   [ ]  FOR all nominees listed below (except       [ ]WITHHOLD AUTHORITY
        as marked to the contrary below)               to vote for all nominees
        listed below

   INSTRUCTIONS: To withhold authority to vote for any nominee, strike a line through the nominee's name listed below.



           Thomas M. Kitchen                        Francis R. Donovan

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                             SHAREHOLDER PROPOSALS

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST SHAREHOLDER PROPOSALS 2 THROUGH 4, BY CHECKING THE BOX MARKED "AGAINST."

2.   Shareholder Rights Plan Proposal

   [ ]     AGAINST                   [ ] FOR                [ ] ABSTAIN

3.   Confidential Voting Proposal

   [ ]     AGAINST                   [ ] FOR                [ ] ABSTAIN

4.   Board of Directors Declassification Proposal

   [ ]     AGAINST                   [ ] FOR                [ ] ABSTAIN

-------------------------------------------------------------------------------

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR BOTH OF THE DIRECTOR NOMINEES NAMED ABOVE AND AGAINST PROPOSALS 2 THROUGH 4. THE PROXY HOLDERS NAMED ABOVE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.


                                   Date:  ____________________, 1998


                                    -------------------------------------------
                                              Signature of Shareholder


                                    -------------------------------------------
                                       Additional Signature, if held jointly

                                    PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.
                                    WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                    ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
                                    GIVE FULL TITLE AS SUCH.  IF A CORPORATION,
                                    PLEASE SIGN FULL CORPORATE NAME BY PRESIDENT
                                    OR OTHER AUTHORIZED OFFICER.  IF A
                                    PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME
                                    BY AUTHORIZED PERSON.

                                    PLEASE MARK, SIGN, DATE AND RETURN THIS
                                    PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.